UNITED STATES
SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C. 20449

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2007

Span-America Medical Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

South Carolina
(State or Other Jurisdiction
of Incorporation)

0-11392	57-0525804
(Commission File Number)	(IRS Employer Identification No.)

70 Commerce Center, Greenville, South Carolina 29615
(Address of Principal Executive Offices) (Zip Code)

(864) 288-8877
(Registrant's Telephone Number
Including Area Code)

Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 5.02 is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the special dividend of $5.00 per share paid to shareholders on June 6, 2007, the terms of outstanding stock option awards under the Company’s equity compensation plans were adjusted effective June 7, 2007. The exercise price of each award was adjusted to maintain the same ratio of exercise price to fair market value of the underlying shares of common stock before and after the adjustment. Fair market value of the common stock for purposes of adjusting the exercise price of each award was established by using the volume-weighted average price per share of the Company’s common stock on June 6, 2007, the day before the ex-dividend date ($26.292), and the volume-weighted average price per share of the Company’s common stock on June 7, 2007, the ex-dividend date ($20.364). In addition, the number of shares of common stock subject to each award was increased as necessary to ensure that the aggregate value of the award (calculated as the difference between the aggregate exercise price of the award and the aggregate fair market value of the underlying shares of common stock) was the same before and after the adjustment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Date: June 13, 2007	By:	/s/ Richard C. Coggins
Richard C. Coggins
Vice President & Chief Financial Officer